EXECUTION VERSION

PATENT SECURITY AGREEMENT dated as of August 17, 2017 (this “Agreement”), among Pactiv Canada Inc. (the “Company”) and The Bank of New York Mellon, as collateral agent (in such capacity, the “Collateral Agent”).
Reference is made to (a) the Canadian General Security Agreement dated as of November 16, 2010 (as amended, restructured, renewed, novated, supplemented, restated, replaced or otherwise modified from time to time, the “Collateral Agreement”), between Pactiv Canada Inc. and the Collateral Agent, (b) the Fourth Amended and Restated Credit Agreement dated as of August 5, 2016, as amended by Amendment No. 11 dated as of October 4, 2016, the Incremental Assumption Agreement dated as of October 7, 2016, and by the Incremental Assumption Agreement dated February 7, 2017 (as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers (as defined therein) (the “Borrowers”), Reynolds Group Holdings Limited (“Holdings”), the other Guarantors (as defined therein) (together with Holdings, the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent, (c) the Indenture dated as of February 1, 2011 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “February 2011 Senior Secured Notes Indenture”), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A. (collectively, the “Issuers”), the guarantors from time to time party thereto, The Bank of New York Mellon (the “BNYM”), as trustee, principal paying agent, registrar and transfer agent and The Bank of New York Mellon, London Branch (the “BNYM London”), as paying agent, (d) the Indenture dated as of September 28, 2012 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “September 2012 Senior Secured Notes Indenture”), among the Issuers, the guarantors from time to time party thereto, BNYM as trustee, principal paying agent, registrar, transfer agent and collateral agent, BNYM London as paying agent and Wilmington Trust (London) Limited, as additional collateral agent (the “Additional Collateral Agent”), and (e) the Indenture dated as of June 27, 2016 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “June 2016 Senior Secured Notes Indenture”), among the Issuers, the guarantors from time to time party thereto, BNYM, as trustee, principal paying agent, transfer agent, collateral agent, registrar and calculation agent and the Additional Collateral Agent. The Lenders have agreed to extend credit to the Borrowers pursuant to, and upon the terms and conditions specified in, the Credit Agreement. The Senior Secured Note Holders have agreed to extend credit to the Issuers pursuant to, and upon the terms and conditions specified in, the February 2011 Senior Secured Notes Indenture, the September 2012 Senior Secured Notes Indenture and the June 2016 Senior Secured Notes Indenture. The parties hereto agree as follows:
SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified pursuant to the Collateral Agreement. The rules of construction specified in Section 3 of the Collateral Agreement also apply to this Agreement.
SECTION 2. Grant of Security Interest. The Company hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a Security Interest in all of such Company’s right, title or interest in, to and under all of the Patents listed on Schedule I hereto.
SECTION 3. Purpose. This Agreement has been executed and delivered by the parties hereto for the purpose of recording the grant of the Security Interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions set forth in the Collateral Agreement.
SECTION 4. Collateral Agreement. The Company hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Patents are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other customary means of electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

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(a)
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PACTIV CANADA INC.,
By
/s/ Helen Dorothy Golding
Name: Helen Dorothy Golding
Title: Vice President

THE BANK OF NEW YORK MELLON, as Collateral Agent,
By
/s/ Lesley Daley
Name: Lesley Daley
Title: Vice President

Schedule I
Patents

Current Owner	Case Type	Country	Appl. No.	Patent No.
Pactiv Canada Inc.	Utility	United States	11/320843	7686181
Pactiv Canada Inc.	Utility	United States	11/747956	8863955
Pactiv Canada Inc.	Utility	United States	14/202987	9266665
Pactiv Canada Inc.	Utility	United States	12/637092	8695803
Pactiv Canada Inc.	Utility	United States	12/637108	8844721
Pactiv Canada Inc.	Utility	United States	13/677830
Pactiv Canada Inc.	Utility	United States	29/435344	D732401
Pactiv Canada Inc.	Utility	United States	13/677792

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